Exhibit 99.1

FOR IMMEDIATE RELEASE

Ingersoll Rand to Sell Minority Interest in Hussmann
to Panasonic Corporation

Swords, Ireland, December 21, 2015 - Ingersoll-Rand plc (NYSE:IR), a world leader in creating comfortable, sustainable and efficient environments, announced it will sell its remaining equity interest in Hussmann Parent, Inc. as part of a transaction in which Panasonic Corporation is acquiring 100 percent of Hussmann’s shares.

Ingersoll Rand expects to receive net proceeds of approximately $400 million. The transaction is anticipated to close in the first half of 2016, subject to customary approvals and closing conditions.

“Selling our remaining ownership in Hussmann provides immediate value to our shareholders and will provide additional cash for value-accretive deployment in 2016,” said Michael W. Lamach, chairman and chief executive officer of Ingersoll Rand.

Ingersoll Rand completed the sale of a majority stake in the Hussmann business to private equity firm Clayton, Dubilier & Rice, LLC in September 2011.

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About Ingersoll Rand
Ingersoll Rand (NYSE:IR) advances the quality of life by creating comfortable, sustainable and efficient environments. Our people and our family of brands-including Club Car®, Ingersoll Rand®, Thermo King® and Trane®-work together to enhance the quality and comfort of air in homes and buildings; transport and protect food and perishables; and increase industrial productivity and efficiency. We are a global business committed to a world of sustainable progress and enduring results. For more information, visit www.ingersollrand.com.